As filed with the Securities and Exchange Commission on June 21, 2021

Registration No. 333-256950

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEAN BIOMEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	85-41777213
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

55 Claverick St., Room 325

Providence, Rhode Island 02903

(401) 444-7375

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Elizabeth Ng

Chief Executive Officer

Ocean Biomedical, Inc.

55 Claverick St., Room 325

Providence, Rhode Island 02903

(401) 444-7375

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kristopher D. Brown James Xu Goodwin Procter LLP 620 Eighth Avenue New York, NY 02109 (212) 813-8800	Gurinder Kalra Chief Financial Officer Ocean Biomedical, Inc. 55 Claverick St., Room 325 Providence, Rhode Island 02903	David Boles Joshua A. Kaufman Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-256950), or the Registration Statement, is filed solely to amend Item 16 of Part II thereof and to file Exhibits 1.1, 10.4, 10.6, 10.7, 10.8, 10.9 and 10.10 thereto. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits filed herewith. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market listing fee.

Amount Paid or to Be Paid
SEC registration fee	$10,910
FINRA filing fee	$15,500
Nasdaq Global Market listing fee	*
Printing and mailing	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*

Total	$ *

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws to be in effect immediately prior to the completion of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•

any breach of the director’s duty of loyalty to us or our stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we will agree in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We will maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.

Item 15. Recent Sales of Unregistered Securities.

In the period preceding the filing of this registration statement from January 2, 2019 (the date of our inception), we have issued the following securities that were not registered under the Securities Act. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

(a) Issuances of Capital Stock

On January 2, 2019, we issued 7,250,000 shares to Chirinjeev Kathuria at par value, resulting in the initial shareholder holding 7,250,000 shares of common stock. These shares were subsequently contributed to Poseidon Bio, LLC.

In March and April 2021, the Company issued 17,519 shares of common stock to certain persons who were accredited investors (consisting of friends and family of our employees), at an aggregate offering price of $1.0 million. These transactions were effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) promulgated thereunder.

(b) Grants and Exercises of Stock Options and Restricted Stock

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1+	Amended and Restated Certificate of Incorporation, as amended, of the Registrant, as currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect immediately prior to completion of the offering.

3.3+	Bylaws of the Registrant and the amendments thereto, as currently in effect.

3.4*	Form of Amended and Restated Bylaws of the Registrant, to be in effect immediately prior to the completion of the offering.

4.1*	Specimen Common Stock Certificate of the Registrant.

5.1*	Opinion of Goodwin Procter LLP.

10.1*#	2021 Stock Option and Grant Plan and forms of award agreements thereunder.

10.2*#	Senior Executive Cash Incentive Bonus Plan.

10.3*#	Non-Employee Director Compensation Policy.

10.4#	Offer Letter, dated as of February 22, 2021, by and between the Registrant and Elizabeth Ng.

10.5*	Form of Indemnification Agreement, by and between the Registrant and each of its directors and officers.

10.6	Exclusive License Agreement (FRG), dated as of July 31, 2020, by and between the Registrant and Elkurt Inc., as amended on March 21, 2021.

10.7	Exclusive License Agreement (Anti-CTLA4), dated as of July 31, 2020, by and between the Registrant and Elkurt Inc., as amended on March 21, 2021.

10.8	Exclusive License Agreement (FRGxPD-1), dated as of July 31, 2020, by and between the Registrant and Elkurt Inc., as amended on March 21, 2021.

10.9	Exclusive License Agreement (Chit1), dated as of July 31, 2020, by and between the Registrant and Elkurt Inc., as amended on March 21, 2021.

10.10	Exclusive License Agreement (PfGARP/PfSEA), dated as of January 25, 2021, by and between the Registrant and Elkurt Inc., as amended on April 1, 2021.

10.11+	Nonexclusive License Agreement for COVID-19 Related Technology, dated as of June 25, 2020, by and between the Registrant and The Board of Trustees of the Leland Stanford Junior University.

21.1+	List of Subsidiaries.

23.1+	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

+	Previously filed.

*	To be filed by amendment.

†	Certain confidential portions (indicated by brackets and hash marks) have been omitted from this exhibit.

#	Represents management compensation plan, contract or arrangement.

(b) Financial statement schedules.

None.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, Rhode Island, on the 21st of June, 2021.

OCEAN BIOMEDICAL, INC.

By:	/s/ Elizabeth Ng
Elizabeth Ng
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Elizabeth Ng Elizabeth Ng	Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2021

/s/ Chirinjeev Kathuria, M.D. Chirinjeev Kathuria, M.D.	Founder and Executive Chairman	June 21, 2021

/s/ Gurinder Kalra Gurinder Kalra	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2021

* Jonathan Kurtis	Director	June 21, 2021

* Martin D. Angle	Director	June 21, 2021

* Michelle Berrey, M.D., MPH	Director	June 21, 2021

Signature	Title	Date

* William Owens	Director	June 21, 2021

* Jerome Ringo	Director	June 21, 2021

*Pursuant to Power of Attorney

By:	/s/ Elizabeth Ng
Attorney-in-Fact